Exhibit 96.12

Derek Loveday (PGeo, QP), Geologic Services Manager

Stantec Consulting Services Inc.

2890 East Cottonwood Parkway, Suite 300

Salt Lake City, Utah

84121-7283

CONSENT OF QUALIFIED PERSON

I, Derek Loveday, state that I am responsible for preparing or supervising the preparation of all or part of the technical report summary titled Initial Assessment Technical Report Summary for the County Line Property Mineral and Nye Counties, Nevada with an effective date of 31 December 2022 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.

(b)	The document that the Technical Report Summary supports is 10-K Annual Report (the “Document”).
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Salt Lake City, Utah, USA this 23 February 2023.

/s/ Derek Loveday
Signature of Qualified Person

P. Geo. #159394